EXHIBIT 10.8
Reference Number of the bank: D/P/S1149/1007/04
Date: Feb. 1, 2005

Fujian Zhongde Technology Co., Ltd.
Fulu Industry district, Longtian, Fuqing city, Fujian province, China

To who is in charge:

Credit Facility of Bank: Fujian Zhongde Technology Co., Ltd. (Borrower)
Our Bank (DBS) informed you of the following items and conditions for credit facility. Our bank will check credit facility at any time but not later than January 31, 2006:

CREDIT FACILITY:

1.	Circulative Term Loan (I) 4,500,000 RMB (could be used periodically)
Use of the loan: working capital

Each interest for each deal should be paid 30% higher of the certain legal interest rate according to the constantly released information by People’s Bank of China. The interest should not be calculated for each period during each interest period if there is any change of the legal interest rate. The interest should be paid on the last day of each interest period. The interest period should be 90 days or what our bank has approved.

Regulated by the letter, each loan should be paid back on the last day of the interest period. If the borrower would like to have a new loan on the last day of the interest period, the borrower should pay back the balance between the new loan and the last loan (if have); and the borrower is deemed to have got the new loan.

Regulated by the letter, if our bank received a satisfying drawing notice asking for more than 1,000,000 RMB loan before 10 am on the first working day, we would give the loan. On the premise that the abovementioned items are not affected, our bank would accept short-term notice period accordingly.

Notice:
(1)	Before giving the loan, the borrower should hand in what is stated in item (a), (c) and (f). The borrower should hand in what is stated in item (b) within 2 months after the loan is given.

(2)	After handing in what is stated in item (b), interest rate will be reduced according to the constantly released legal interest rate, and 15% higher of that interest rate would be needed.

(3)	The loan is used to pay back the loan of the Fujian Branch of Industrial and Commercial Bank of China.

2.3.1

2.	Circulative Term Loan (II) 5,500,000 RMB (could be used periodically)
Use of the loan: working capital

Each interest for each deal should be paid 15% higher of the certain legal interest rate according to the constantly released information by People’s Bank of China. The interest should not be calculated for each period during each interest period if there is any change of the legal interest rate. The interest should be paid on the last day of each interest period. The interest period should be 90 days or what our bank has approved.

Regulated by the letter, each loan should be paid back on the last day of the interest period. If the borrower would like to have a new loan on the last day of the interest period, the borrower should pay back the balance between the new loan and the last loan (if have); and the borrower is deemed to have got the new loan.

Regulated by the letter, if our bank received a satisfying drawing notice asking for more than 1,000,000 RMB loan before 10 am on the first working day, we would give the loan. On the premise that the abovementioned items are not affected, our bank would accept short-term notice period accordingly.

Notice:
Before getting the loan, the borrower should hand in what is stated in (a) and (f)

Premise: Our bank will offer credit facility after receiving satisfying related note of board meeting, and the following documents, items and attestation.

(a)	the common business agreement of standard form of our bank signed by the borrower

(b)
(i) the signed contract of land and house mortgage of standard form, mortgaged on the industry places of Fujian Zhongde Technology, Ltd at Zhentang village, Longtian town, Fuqing city, Fujian province, China. (state-owned land certificate number: Ronglong state-used (2004) the 05864th, the 07841, the 07842

(ii)
the signed contract of land and house mortgage of standard form, mortgaged on the industry places of Fujian Zhongde Technology, Ltd at Zhentang village, Longtian town, Fuqing city, Fujian province, China. (state-owned land certificate number: Ronglong state-used (2004) the 05864th )

(iii)
the signed contract of workhouse mortgage of standard form, mortgaged on the industry places of Fujian Zhongde Technology, Ltd at Zhentang village, Longtian town, Fuqing city, Fujian province, China. ( certificate number of the estate: certificate of Rongfang, R. 0402452)

2.3.1a

(iv)
the signed contract of workhouse mortgage of standard form, mortgaged on the industry places of Fujian Zhongde Technology, Ltd at Zhentang village, Longtian town, Fuqing city, Fujian province, China. ( certificate number of the estate: certificate of Rongfang, R. 0402453)

(v)	ask the valuation corporation approved by both parties to assess the abovementioned and the assess should be what our bank could accept.

(vi)	ask the insurance agent approved by both parties to insure what is stated above.

(c)	the standard guarantee contract on responsibility of all liabilities signed by Yang Qin

(d)	the standard guarantee contract on responsibility of all liabilities signed by Ou Taiming

(e)	the standard guarantee contract on responsibility of all liabilities signed by Yu Naiming

(f)	other required documents, items, and evidence (including the approval related to the loan, proof documents of register, suggestions of law, etc)

Working day: regulated by the letter, working day refers to the working day of Shenzhen Branch of Industrial and Commercial Bank (except Saturday). If the day for payment is not the working day, our bank may ask the borrower to pay on the next working day or the last working day.

Overdue interest: if the loan were not paid back on the due time, the borrower should pay the punishment till the loan is completely returned. For the interest could not be paid within the interest period extra interest should be given according to the contract monthly.

Tax stamp: 0.01% of 10,000,000 RMB

Ways to calculate the interest: regulated by the letter, interest is accumulated by day and the past day, 360 days for a year.

Payment:

(a)
the payment should be given according to the regulation of our bank, paid in RMB or other currency. The pay should be cash payment. If not our bank may transfer it into cash, the lack should be paid to our bank, and the fee for transfer should be paid to our bank.

(b)	Each loan and its interest should be paid before the noon of the pay day, and in ways of foot item.

2.3.1b

Expenses: the borrower should pay the tax stamp related. The borrower should pay all the expenses what is required by our bank for all the needed documents and works.

Promise: the borrower make a promise to our bank through signing the letter

(a)	the borrower would store and authorize accountant book and financial report based on the accountant principle in china

(b)	the borrower should:

(i)	hand in annual audit and related report within 10 months at the end of every year, and other information related to financial state.

(ii)	hand in the details of important lawsuit, arbitration.

(c)	the borrower should inform us of the change of the board , its contract and regulations.

(d)	the borrower should inform us of any chances of not shouldering its responsibilities.

(e)	the borrower should get approval before letting the third party use its estate. The borrower may be asked to reduce the loan according to the regulation of our bank on estate leasing mortgage.

(f)	our bank can ask the valuation corporation to assess the estate constantly and give the lately report. The fee is paid by the borrower.

(g)	the original approval, register, etc or the copy related to loan should be given to our bank

(h)	the net value of the borrower should keep not less than 53,000,000

2.3.1c

Requiring to pay credit facility:

(a)	if the borrower cannot pay what should be paid or carry out the agreement or is announced bankrupted, our bank will cancel its credit facility, asking the borrower to pay back what is required.

(b)	Our bank can cancel the credit facility or ask the borrower to pay what is required at any time.

(c)	no matter that there is a regulation on Payment, after carrying out (a) and (b), it should:

First, used to pay the expenses for the loan
Then, used to pay the debts
Last, used to pay the borrower.

Responsibility for the breach: if the borrower violates the agreement, the borrower should pay the loss or damage, besides, including the benefit we could get if no violation.

Transfer:

(a)	the borrower has no right to transfer any rights or responsibilities of the letter

(b)	Our bank has the right to transfer any rights or responsibilities of the letter. The other legal party or person of our bank can have the same right.

2.3.1d

Information policy: the borrower agrees to let us constantly give out its information policy, notice and such to customers but all is loan information. The borrower also agrees all the information should be changed all the time, especially:

(a)	Our bank can ask other organizations or people to check or provide or collect related information about the borrower.

(b)	Our bank has the right to transfer the information to other places beyond Shenzhen including Hongkong and Singapore

(c)
Our bank has the right to make a contrast between information acquired and information of the borrower to act according to the result of the contrast including actions that may have bad effect on the borrower.

The borrower has agreed to be regulated by such information policy and the information policy and notice become part of the agreement.

Relationship with directors: our bank is regulated by the directors of other DBS banks on loan. the borrower has confirmed to us that it has no relationship with directors or employees of the following parties: our bank or its parent corporation or its subsidiary. The borrower has promised to inform us in written forms of the unpaid situation.

Others:

(a)	on the basis that has no effect on the other items, approved by our bank, the borrower can pay back the debts in advance at any time.

(b)
our bank has the right all the time though sometimes we don’t use the right, and the right stated in the letter is accumulative. The borrower must inform our bank of the change of the address if it does and such changes takes effect after being registered in our bank.

(c)	the letter is regulated by the law of the soke. The illegal and ineffective items in the letter have no effect on the carrying of the legal and effective ones in the letter.

2.3.1e

Common business agreement: items of common business agreement are applied to the letter. If there is any collision, the letter matters.

Law: the letter is regulated by Law of P.R.C. if our bank is suited to the court of China for any disputes in the letter, it should be dealt on the local court charging our bank.

Effective: the letter takes effect once the borrower gets the copy of the signed letter. If the letter becomes effective only after approved by some departments according to the provision of the regulation, the letter takes effect after approved.

Please sign the copy of the letter and hand it in within a month after the date written in the letter, and identify the receiver as Mr. Chen Yilun. After the required date the letter automatically becomes ineffective because of overdue.

Attached please find all the documents your corporation should sign and return. If you have any question please contact Mr. Chen Yilun of our bank at (775) 2515-6243.

It is our pleasure to do business with you.

Shenzhen Branch of DBS

/s/ Shenzhen Branch of DBS
Authorized signed by
Shenzhen Branch

SW/mh

2.3.1f

Please notice:

The letter is a very important lawful document. Please read carefully before signing. If necessary you should ask professional suggestions to know the result of signing on the letter. Only after you agree to be regulated by the letter can you sign on it.

I agree to be regulated by the items of the letter.

Fujian Zhongde Technology Co., Ltd.

Seal

Legal representative:

Date the borrower should sign and return the letter:

2.3.1g